Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS
SECOND QUARTER FISCAL 2016 FINANCIAL RESULTS

- Net Sales Decrease of 4.3% to $89.9 million -
- Comparable Sales Decrease of 5.8% -
- Gross Margin Expanded 60 basis points -

Minneapolis, MN, August 30, 2016 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the second quarter ended July 30, 2016.

Results for the Second Quarter Ended July 30, 2016

•	Net sales totaled $89.9 million, a decrease of 4.3%, compared to $94.0 million in net sales for the second quarter of fiscal 2015.

•	Comparable sales decreased 5.8% compared to a 12.4% decrease in the same period last year.

•	Gross margin increased to 33.5% of net sales, an improvement of 60 basis points, compared to last year’s second quarter.

•	Operating loss was $3.8 million for the second quarter of fiscal 2016. This compares to an operating loss of $1.7 million in the second quarter of fiscal 2015.

•	Net loss totaled $3.9 million, or a $0.11 loss per share, compared to a net loss for the prior year period of $0.7 million, or a $0.02 loss per share.

LuAnn Via, President and Chief Executive Officer, commented, "Overall, results for the second quarter were below our expectations and we acknowledge that the significant changes we have made for the long term have led to some sales volatility in the short term. The sales shortfall for the second quarter was impacted primarily by four factors (i) softness in our outlet channel; (ii) the transition to our new e-commerce platform in mid- May, which caused a temporary slowdown in this channel; (iii) a shift in the timing of our May customer appreciation event; and (iv) product categories where our merchandise offering did not meet expectations. While we expect the retail environment will continue to be challenging, we are confident that the actions we are taking will drive consistency in sales growth and expanded profit margins for the future. Our strong first quarter results, as well as our August sales comps, which were positive, reinforce that the changes we have made to our store format and product offerings do resonate with our customer and were right for the business long term.”

Balance Sheet Highlights and Capital Expenditures
Cash, cash-equivalents and investments totaled $28.1 million as of July 30, 2016. Inventory per square foot, excluding in-transit and eCommerce inventory, increased approximately 3.1%, to $17.53 per square foot, as of July 30, 2016, as compared to August 1, 2015. Capital expenditures for the second quarter of fiscal 2016 were $3.2 million compared to $9.7 million in last year’s second quarter. Capital expenditures in the second quarter this year primarily reflected investments in new stores and technology associated with the Company’s Customer First initiative. For the second quarter ended July 30, 2016, the Company had no outstanding borrowings under its revolving credit facility.

Outlook for the 2016 Third Quarter and Full Fiscal Year

For the third quarter of fiscal 2016, the Company currently expects:

•	total net sales of between $102 million and $106 million, as compared to net sales of $103.6 million in last year’s third quarter;

•	gross margin to be 35% to 36% as compared to 35.8% in last year’s third quarter;

•	SG&A to be between approximately $33.0 million and $33.6 million, compared to the $33.6 million of SG&A expense reported in the third quarter last year;

•	inventory per square foot at the end of the quarter to be essentially flat as compared to the end of last year’s third quarter;

•	depreciation and amortization to be approximately $3.2 million as compared to $3.1 million in last year’s third quarter;

•	to open one Missy, Petite, Women (“MPW”) store and to close one MPW store; and

•	average square footage to be down 3.6%, as compared to last year’s third quarter.

For the 2016 fiscal year, the Company currently expects:

•	capital expenditures to be approximately $12.5 million to $13.0 million;

•	nominal taxes, representing minimal taxes and fees; and

•	average square footage for the year to be down approximately 3% as compared to fiscal 2015.

Conference Call Information
The Company will discuss its second quarter results in a conference call scheduled for today, August 30, 2016, at 8:30 a.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until September 30, 2016. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until September 6, 2016. This call may be accessed by dialing 1-877-870-5176 and using the passcode 2056688.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of August 30, 2016, the Company operates 506 stores in 45 states consisting of 315 MPW stores, 83 Outlet stores, 55 Christopher & Banks stores, and 53 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe”, “drive” “in order to” and similar expressions and include the statements that: (i) that the Company is confident that the actions it is taking will drive consistency in sales growth and expanded profit margins for the future; (ii) that the Company’s strong first quarter results, as well as its August sales comps, which were positive, reinforce that the changes it has made to its store format and product offerings do resonate with its customer and were right for the business long term; (iii) for the third quarter of fiscal 2016, the Company currently expects: (a) total net sales of between $102 million and $106 million, as compared to net sales of $103.6 million in last year’s third quarter; (b) gross margin to be 35% to 36% as compared to 35.8% in last year’s third quarter; (c) SG&A to be between approximately $33.0 million and $33.6 million, compared to the $33.6 million of SG&A expense reported in the third quarter last year; (d) inventory per square foot at the end of the quarter to be essentially flat as compared to the end of last year’s third quarter; (e) depreciation and amortization to be approximately $3.2 million as compared to $3.1 million in last year’s third quarter; (f) to open one MPW store and close one MPW store; and (g) average square footage to be down 3.6%, as compared to last year’s third quarter; and (iv) for the 2016 fiscal year, the Company now expects: (a) capital expenditures to be approximately $12.5 million to $13.0 million; (b) nominal taxes, representing minimal taxes and fees; and (c) average square footage for the year to be down approximately 3% as compared to the end of fiscal 2015.

These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond the Company’s control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support its operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to the Company’s merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans and initiatives; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “For Investors” and you are urged to carefully consider all such factors.

# # #

COMPANY CONTACT:
Peter G. Michielutti
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Net sales	$89,923	93,997	$189,957	$185,618
Merchandise, buying and occupancy costs	59,774	63,061	122,096	122,473
Gross profit	30,149	30,936	67,861	63,145
Other Operating Expenses:
Selling, general and administrative	30,626	29,630	66,103	61,619
Depreciation and amortization	2,974	2,901	5,996	5,617
Impairment of store assets	309	115	476	115
Total other operating expenses	33,909	32,646	72,575	67,351
Operating loss	(3,760)	(1,710)	(4,714)	(4,206)
Interest expense, net	(42)	(33)	(82)	(40)
Other income	—	—	911	—
Loss before income taxes	(3,802)	(1,743)	(3,885)	(4,246)
Income tax provision (benefit)	82	(1,033)	167	(2,094)
Net loss	$(3,884)	$(710)	$(4,052)	$(2,152)

Basic loss per share:
Net loss	$(0.11)	$(0.02)	$(0.11)	$(0.06)
Basic shares outstanding	36,981	36,871	36,953	36,860

Diluted loss per share:
Net loss	$(0.11)	$(0.02)	$(0.11)	$(0.06)
Diluted shares outstanding	36,981	36,871	36,953	36,860

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	July 30,	August 1,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$28,091	$23,581
Short-term investments	—	10,917
Accounts receivable	3,965	5,919
Merchandise inventories	50,052	50,900
Prepaid expenses and other current assets	9,591	10,156
Deferred income taxes	—	3,653
Income taxes receivable	601	682
Total current assets	92,300	105,808

Property, equipment and improvements, net	58,660	57,122

Other non-current assets:
Deferred income taxes	383	36,173
Other assets	532	766
Total other non-current assets	915	36,939
Total assets	$151,875	$199,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,049	$23,639
Accrued salaries, wages and related expenses	4,870	3,273
Accrued liabilities and other current liabilities	22,936	20,276
Total current liabilities	49,855	47,188

Non-current liabilities:
Deferred lease incentives	9,636	9,456
Deferred rent obligations	6,276	7,276
Other non-current liabilities	1,368	1,164
Total non-current liabilities	17,280	17,896

Stockholders' equity:
Common stock	469	470
Additional paid-in capital	126,233	125,283
Retained earnings	70,749	121,743
Common stock held in treasury	(112,711)	(112,711)
Total stockholders' equity	84,740	134,785
Total liabilities and stockholders' equity	$151,875	$199,869

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	July 30,	August 1,
	2016	2015
Cash flows from operating activities:
Net loss	$(4,052)	$(2,152)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,996	5,617
Impairment of store assets	476	115
Deferred income taxes, net	11	(1,888)
Gain on investments, net	(911)	(1)
Amortization of premium on investments	10	24
Amortization of financing costs	31	31
Deferred lease-related liabilities	(381)	2,696
Stock-based compensation expense	406	1,071
Loss on disposal of assets	1	—
Changes in operating assets and liabilities:
Accounts receivable	102	(1,919)
Merchandise inventories	(7,571)	(5,582)
Prepaid expenses and other assets	(463)	(3,414)
Income taxes receivable	(88)	163
Accounts payable	5,547	5,135
Accrued liabilities	260	(2,980)
Other liabilities	106	(148)
Net cash used in operating activities	(520)	(3,232)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(6,788)	(17,514)
Proceeds from company-owned life insurance	911	—
Maturities of available-for-sale investments	3,005	7,108
Net cash used in investing activities	(2,872)	(10,406)

Cash flows from financing activities:
Shares redeemed for payroll taxes	(23)	(26)
Net cash used in financing activities	(23)	(26)

Net decrease in cash and cash equivalents	(3,415)	(13,664)
Cash and cash equivalents at beginning of period	31,506	37,245
Cash and cash equivalents at end of period	$28,091	$23,581

Supplemental cash flow information:
Interest paid	$95	$73
Income taxes paid (refunded)	$102	$(257)
Accrued purchases of equipment and improvements	$226	$975

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULE
(in thousands)
(unaudited)

Items impacting the operating loss with comparisons to the prior year include:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Advisory fees in connection with shareholder activism	$15	$353	$1,549	$370
eCommerce transition fees	250	—	684	—
Sub-total	$265	$353	$2,233	$370